UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 1, 2004

Date of Report (Date of earliest event reported)

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	0-13442	93-0786033
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

(Address of principal executive offices) (Zip Code)

(503) 685-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

On September 1, 2004, Mentor Graphics Corporation (“Mentor”) completed its acquisition of 0-In Design Automation, Inc. (“0-In”), pursuant to the Agreement and Plan of Merger, dated as of June 5, 2004, as amended on July 22, 2004 (the “Merger Agreement”), among Mentor, Null Set Acquisition Corporation., a wholly-owned subsidiary of Mentor (“Merger Sub”) and 0-In. Merger Sub was merged with and into 0-In, with 0-In continuing as the surviving company and a wholly-owned subsidiary of Mentor (the “Merger”). Mentor expects that the Merger will result in a charge for in-process research and development, but is unable at this time to make a determination of an estimate of the amounts of the impairment charge.

Item 3.02 Unregistered Sale of Equity Securities

On September 1, 2004, Mentor completed its acquisition of 0-In, pursuant to the Merger Agreement, among Mentor, Merger Sub and 0-In. Merger Sub was merged with and into 0-In, with 0-In continuing as the surviving company and a wholly-owned subsidiary of Mentor. Upon completion of the Merger, the outstanding shares of common stock and preferred stock of 0-In were converted into the right to receive $50 million worth of Mentor common stock, no par value per share, which is an aggregate of approximately 4,506,884 shares. The shares will be issued without registration with the Securities and Exchange Commission in reliance upon the exemption from registration contained in Section 3(a)(10) of the Securities Act of 1933, as amended. To enable Mentor to rely on this exemption, a fairness hearing was held on August 17, 2004 pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, concerning Mentor’s Application for Qualification of Securities by Permit under Section 25121 of the California Corporate Securities Law, which was filed by Mentor on June 18, 2004, with respect to the Mentor common stock to be issued in the Merger. Following the fairness hearing, a permit to issue the Mentor common stock was issued by the Commissioner of Corporations of the State of California on August 17, 2004.

Item 8.01 Other Events.

On September 1, 2004, Mentor completed its acquisition of 0-In, a privately held electronic design automation company providing functional verification products that help verify multi-million gate application-specific integrated circuit and system-on-chip designs.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Upon completion of the Merger, the outstanding shares of common stock and preferred stock of 0-In were converted into the right to receive an aggregate of approximately 4,506,884 shares of Mentor common stock. The aggregate amount of Mentor common stock issued as consideration for 0-In common stock and preferred stock is worth approximately $50 million. Of this merger consideration, an aggregate of approximately 540,896 shares of Mentor common stock has been deposited in an indemnity escrow account and may be used to compensate Mentor in the event that it is entitled to indemnification under the Merger Agreement. To the extent that some or all of the escrowed shares of Mentor common stock are not required to satisfy pending unsatisfied indemnification claims, they will be distributed to former holders of 0-In common stock and preferred stock one year after completion of the Merger. 0-In stockholders and certain employees also shall be entitled to future contingent earn-out payments based on Mentor revenues derived from 0-In products and technologies as set forth in the Merger Agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

2.1 Agreement and Plan of Merger dated as of June 5, 2004, by and among Mentor, Merger Sub and 0-In, and amendment thereto, dated July 22, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR GRAPHICS CORPORATION

Date: September 7, 2004	By:	\s\ Dean Freed
Dean Freed
Vice President, General Counsel and Secretary